Independent Auditors' Consent


The Board of Directors and Shareholders
Permanent Portfolio Family of Funds, Inc.:

We consent to the use of our report dated March 24, 1997, on the statements of assets and liabilities, including the schedules of investments, of Permanent Portfolio Family of Funds, Inc. (comprising, respectively, the Permanent Portfolio, the Treasury Bill Portfolio, the Versatile Bond Portfolio and the Aggressive Growth Portfolio) as of January 31, 1997, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two year period then ended, and the financial highlights for each of the years in the three year period then ended, in the Permanent Portfolio Family of Funds Inc.'s Post-Effective Amendment No. 21 to the Registration Statement Number 2-75661 on Form N-1A under the Securities Act of 1933 and Amendment No. 21 to the Registration Statement Number 811-3379 on Form N-1A under the Investment Company Act of 1940.

We also consent to the references to our Firm under the headings "Financial Highlights" and "Reports" in the Prospectus and "Financial Statements" in the Statement of Additional Information.

Our report dated March 24, 1997, contains an explanatory paragraph that states that the Securities and Exchange Commission instituted public administrative and cease-and-desist proceedings on January 13, 1997, against the Fund's investment adviser, a wholly owned investment of the Permanent Portfolio, and two of the Fund's directors and officers.


/s/ KPMG Peat Marwick LLP

San Francisco, California
March 31, 1997